Exhibit 21.1

InterPrivate II Acquisition Corp.

List of Subsidiaries

Name of Subsidiary	State of Jurisdiction of Incorporation
TMPST Merger Sub I Inc.	Delaware
TMPST Merger Sub II LLC	Delaware